Exhibit 99.2

C O R P O R A T E P A R T I C I P A N T S

Aimee Brown, Corporate Secretary

Stewart Wallach, President, Chief Executive Officer

P R E S E N T A T I O N

Operator

Greetings, and welcome to Capstone Connected Smart Mirror Update.

As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Amy Brown, Corporate Secretary for Capstone Companies, Inc. Thank you, Amy. You may begin.

Amy Brown

Thank you, Operator and good morning to everyone. On the call today is Capstone's Chairman and Chief Executive Officer, Stewart Wallach. During today's call, Mr. Wallach will be sharing an update on the Capstone Connected Smart Mirror Program.

As you are aware, we may make forward-looking statements during today's presentation. These statements apply to future events which are subject to risks and uncertainties, as well as other factors that could cause the actual results to differ materially from where we are today.

With that, I'll turn it over to you, Stewart.

Stewart Wallach

Thank you, Amy and good morning to everyone. I appreciate you joining me today.

As I've stated in the past, your Capstone management strives to communicate as openly and honestly as possible. At all times our communications are framed by real information that is both substantive and material. I felt today's brief webcast was in order, as communications subsequent to our May 18th webcast have been sporadic and have triggered speculation regarding our Smart Mirror Program availability.

At that time, we expected deliveries would be right around the corner. The testing phase was the only hurdle line before us, and it was anticipated this would be completed such that shipments would commence at the end of Q2. We obviously missed that milestone as the testing laboratory, which operates both in China and Thailand, were significantly impacted by severe COVID outbreaks.

The governments are reactive to any sign of COVID activity because vaccines are limited and quarantining is really their primary defense. If they elect to shut down a region, it happens immediately and with little notice. We have lost four to six weeks of factory time over the past few months. Currently, the factory is operational, but on a limited workforce.

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While delays were incurred, we were not idle. We continued with development and initiated manufacturing and assembly to the extent allowable prior to receiving the formal approvals. For the record, the testing and certification process was stated to be five weeks in duration. However, due to the outbreaks in these regions, 12 weeks have passed. We have been advised this week, the product testing is in the very last stage and the required factory inspection will immediately follow.

Based on this most current information, it is anticipated that shipments will commence before the end of August. We will, regardless of the cost, fly in the first round of inventory as previously committed to. As the largest Capstone shareholder, I'm acutely sensitive to the frustrations that investors are all experiencing with the delay of the product launch. Rest assured, your management has never lost sight of its goals and have taken proactive steps to maximize the program potential for the balance of 2021.

In addition to the testing timelines, supply chains have been impacted and logistics, costs, and space availability have presented challenges as well. To help mitigate the supply chain bottlenecks going forward, we have placed component order as well in advance, which will enable us to produce an estimated 3,000 mirrors in Q3. Depending on the customer demand in the weeks ahead, we are prepared to further commit to long lead time components for an additional 2,000 mirrors for Q4 production.

Frankly, there is no playbook for the adversity we have faced as a company during the pandemic. Many companies have simply closed their doors as they face defeat in these difficult times. I think is important for all of us to recognize that the Company has not only survived this global crisis, but is on the verge of launching its most impressive innovation in the Company's history. The fact that we are soon to enter the smart home market with our Capstone Connected Smart mirrors is at the very least commendable.

We are well-positioned to take our place in the 21st century technology arena and look forward to focusing our energies and growing the Company's revenues and increasing shareholder value. Keep in mind the market we are entering is explosive. The management remains optimistic and enthusiastic because the program potential is clear.

I have stated these facts before, but I think they bear repeating. Revenues in the smart home segment amounted to approximately $85 billion in 2020. Revenues in the smart home segment is expected to show an annual growth rate from 2018 to 2022 of approximately 18% resulting in a market volume of an estimated $140 billion in 2023. Household penetration in 2018 was 7.5%. It is expected to hit 19.5% by 2022.

While there remains a great deal of uncertainty in the North American retail marketplace, consider this, if only one half of 1% of the North American fixed broadband subscriber households were to purchase a smart mirror, that would represent 500,000 mirrors. You can do the math. This is what keeps us motivated even in the most difficult business conditions we have ever faced.

Over the past couple of months, we have continually received inquiries regarding Capstone Smart Mirror availability, which prompted today's webcast. I would like to take this opportunity to address some of those inquiries in the hopes that sharing this information at this point in time will serve to balance expectations.

Let's get started, Amy.

Amy Brown

I am proud to be an investor and also concerned about possible delays caused by COVID Thailand lockdowns. Nobody has a crystal ball to know how long those could last. However, with that said, can you shed some light on, one, how they are affecting the shipments and certifications of your products and official launch? Two, what is the backup plan if those delays were to last for several weeks or months?

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Stewart Wallach

All right. Thank you for the inquiry. Regarding your first point, the effect on the shipments and certifications. As I mentioned earlier, the certification and testing has run approximately seven weeks longer than scheduled.

On a positive note, we have been able to open direct communications in the past week with the testing laboratories and have been assured that we are being treated on a priority basis and nearing the end of their process. While we don't believe a backup plan will be necessary, we are also in discussion with a second assembly facility located in China. Keep in mind we own our molds and component inventories. So, transitioning production is an option, if necessary.

Amy Brown

The next question. With the cost going up on just about everything, including computer chips, shipping costs, etc., do you think you will be able to maintain the current selling price?

Stewart Wallach

That's a very good observation and an appropriate question. Let's take a look for a moment at the market today. Although the mirror company and Echelon Fitness Mirror are producing single application mirrors for fitness purposes only, they are setting the bar in many ways for mirrors with embedded technologies.

While our mirror will allow for fitness use, it is far more capable as it emulates a tablet and smartphone environment. That being said, the fitness mirrors range from approximately $900 to $2,000. There are simply no other companies at this time directly competitive to our product. So, our pricing model was based on what we believe would be appealing and affordable for mainstream America.

Currently, the products in our Capstone connected website are $699 and $899 respectively. Our costs could fluctuate due to significant transportation increases, but I don't foresee exceeding $799 and $999 respectively even calculating for the worst case scenarios.

Amy Brown

Okay. Next question. I love the direction your company is going, but the lack of communication from official PRs is concerning to me and lots of other investors. We would all appreciate more official company statements, even if that doesn't mean the official mirror release, just some communications from the Company other than having to email you guys for information. Thank you for all that you are doing and we both want the same end goal. I want your company to succeed and grow, but that requires the official company statements more than every few months.

Stewart Wallach

Thank you for the kind words and your continued support. As I mentioned earlier in the discussion, I am acutely sensitive to the frustration brought on by the delays. I have always prided myself on being transparent and open, but at the same time have been averse to fluff PR and non-substantive communications. It is for this reason I have always avoided stock promotion companies. I believe in strong business fundamentals, derived from discipline management, planning, and execution.

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Accordingly, while I have been eager to speak to the shareholder community, I simply have not had a comfort level providing updates as matters are so dynamic and continually changing. While we are a seasoned organization, the smart relaunch is very much like a start-up and has been challenging every step of the way. I do appreciate your comments and I pledge to do better with communications going forward.

Amy Brown

Does there appear to be any hope of an end to the shutdown that will allow us to resume business in Thailand in the near future?

Stewart Wallach

Okay. A few things to point out. Our commitments in Thailand to facilitating our product launch have not in any way been compromised. Our financial commitments, manufacturing commitments, long range supply planning, are all conducted by U.S. Management. The team in Thailand gets its direction from the U.S. and at this point is standing by locked and loaded. We are operational at factory level and all suppliers are now meeting our order requirements.

Amy Brown

Okay. Great. Next question. We read about chip shortages that impacted the auto industry, smartphone companies, etc. Have Capstone's delays been caused by these shortages in addition to COVID? Also, when will you start up your advertising, which has been on hold for the past few months?

Stewart Wallach

We were very proactive the past several months on purchasing long lead time components as I mentioned earlier. We have made substantial financial commitments well in advance of production to ensure a flow of components for the balance of the year.

As I mentioned in the webcast, the customer demand that we experience in the next few weeks will help us determine what further commitments we will make. In short, if 2,000 to 3,000 mirrors are essentially pre-sold, we will definitely ramp up purchasing to avoid disruption for future production.

Our website is now updated to accept pre-orders and a system has been put in place that will notify the pre-order customer when product is available and their credit card will be required at that time only. The pre-order visibility will help us to plan our advertising campaigns as well.

Our goal is to be cost-effective and drive sales activity, which does not far exceed current production capabilities. Our Google Ad placements will resume the beginning of September commensurate with the flow of product.

Amy Brown

Okay. Great. Next question. Is there a chance that you can find some other factories and other parts of the world that have not been affected by the COVID virus? Maybe they can distribute the mirrors.

Stewart Wallach

Without going into details at this point, we have engaged the consultant firm, to evaluate and propose manufacturing of the Smart Mirror Program in another region of the world, much closer to home.

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The project is underway and is extensive, as it has to consider, not only manufacturing, but supply chain support as well. I would expect we would have a full assessment within the next 60 days.

Amy Brown

Okay, and this is actually the last question.

I am sure it is frustrating to try to manage such an exciting business in such difficult times. I for one, am glad that the Company seems to have kept its focus and look forward to its success being reflected in its future share value. Has insider ownership remained stable?

Stewart Wallach

Short answer is yes.

We have had many longtime shareholders that were in a position to profit from their early holdings the beginning of 2021. Some of these shareholders have been with us for 5, 7, 10 years. Myself and Dr. Postle, who are the two largest shareholders in the Company, have not sold a single share of stock to date.

Once again, I'd like to thank you all for participation in today's call. I hope that this gives you a better idea of our current standing and will serve to encourage you to remain supportive. We are managing the situation in every possible way. We will pass the finish line shortly, and I believe we will look back at this painful period with a sense of pride, having accomplished our goals as set forth pre-pandemic. Thanks again.

On a very last note, if you were interested in owning a Capstone smart mirror, I would urge you to visit our website, book a pre-order, because these inventories are going to turn over very quickly.

Thank you, and have a good day.

Operator

Ladies and gentlemen, this does conclude today's teleconference. Thank you for your participation. You may disconnect your lines at this time and have a wonderful day.

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